Exhibit 4.2

Sales and Purchase Agreement on shares of CEC Telecom Ltd

This agreement is made on 23rd,May,2002

Seller: China Electronics Corporation
Address: No.27, Wanshou Road, Beijing
Authorized representative: Wang Jin Cheng (chairman)

Buyer: Qiao Xing Universal Telephone Inc.
Address: Qiao Xing Industrial Zone, Tangquan, Huizhou, Guangdong
Authorized Representative: Wu Rui Lin (Chairman)
Whereas:

1.	CEC TELECOM LTD ( CECT ) was founded by Tianjing TEDA Ltd, the Seller and its four wholly-owned subsidiaries: Wuhan Zhongyuan Electronic Group Co., Ltd, Shenzhen SED Electronics Industry Corporation, China National Computer Software & Technology Service Corporation and China Integrated Circuit Design Center, with registered capital of 300,000,000RMB.CECT’s business scope mainly includes: development, production and sales of civil mobile communication products as well as technology transfer; design, development, promotion and sales of telecommunication equipments; network products and network service; contracting or subcontracting telecommunication system projects; repairing, maintenance of telecommunication products and system projects as well as offering consulting service concerned.

2.	The Seller owned 40% equity of CECT

3.	The Buyer agreed to purchase the 40% equity to be transferred by the Seller

Therefore:

     By mutual and fair negotiation, clauses were agreed between the Seller and the Buyer in connection with the CECT equity transfer as follows:

Clause 1. Subject of Share Transfer.

The 40% equity of CECT owned by the Seller

Clause 2.the Price of the Subject

Both the Seller and the Buyer agreed that the price of the 40% equity of CECT amounts to 204,000,000RMB.

Clause 3.Payment

Clause 3 (i). Within 10 days after the agreement is signed, the buyer shall credit 1,000,000RMB as deposit to the seller’s designated bank account. Clause 3 (ii) Subsequent to the payment of deposit, the Buyer, at his own option, can appoint accounting firm or attorney to audit or inspect CECT’s assets and financial data in terms of truth and validity. On condition that misstatement in legal documentations or financial data is proven to be certain, the Buyer has the right to terminate the purchase;

and at the same time, the Seller has the obligation to return the deposit or re-negotiate with the Buyer on consideration. Given the foresaid financial data and legal documents are true, the Buyer shall pay the down payment of 40,000,000RMB to the Seller within 10 days after the completion of the audit, the already paid deposit of 1,000,000RMB being converted as advance payment.

     Given the said 40,000,000RMB has been transferred to the Seller’s account, the Seller can convene board director’s meeting, authorizing the Buyer to manage CECT. The Buyer and the Seller should coordinate to apply for the changing of business license.

     Clause3 (iii). Within 10 days after the completion of changing business license, the buyer should pay 79,000,000RMB to the seller’s appointed account.

     Clause 3 (iv). The remainder of the consideration shall be paid off at one time within three months after the completion of changing business license; otherwise, interest shall be charged at the annum rate stipulated by the People’s Bank of China due to the overdue payment. The payment of the remainder of the consideration shall be made within no more than six months after the completion of changing the business license.

     Clause 3 (v). On the completion of changing business license relating to the share transfer, the shareholding equal to the unpaid consideration shall be pledged to the Seller. Subsequently, every time the Buyer pays the remainder of the consideration by installment, the pledged shareholding equivalent to the specific payment is discharged from mortgage.

     Clause 4. The Seller’s Commitment and Guarantee

     Clause 4(i) The Seller guarantees that the share to be transferred, throughout the subsistence of this agreement, is free from all mortgages, charges, seize, overvaluation, or other adverse interest

     4 (ii). The Seller commit to fully impart to the Buyer the information regarding CECT’S assets and operation situation without any omission or concealment pursuant to the governing law, regulations, and the articles of association of the company

     4 (iii). After all the consideration is paid off, the shareholding shall be transferred to and in the possession of the buyer legally. The Buyer’s action, in circumstance of executing its shareholder right in connection with the shareholding acquired from the seller, shall not at all conflict with any laws, any regulations and any third party’s interest

     4(iv) The seller had consulted with CECT’s other shareholders regarding preferential refusal and confirmed that the shareholding shall be transferred pursuant to the appropriate laws.

     Clause 5.The Buyer’s Commitment

i.	The Buyer guarantees paying off all the consideration pursuant to the appointed schedule and conditions under this agreement.

ii.	The Buyer guarantees that the business name of CECT shall not change after obtaining the shareholding.

Clause 6. Rescind of Agreement

After the agreement is in effect, if any of the matters hereunder happens before the completion, this agreement can be rescinded:

i.	Such matter as makes the enforcement of this agreement impossible or unnecessary.

ii.	All parties agree to cancel the agreement

iii.	One party, who conform to the agreement, terminates it by a notice in writing, because of the other party’s default that makes the execution of the agreement unnecessary.

Clause 7.Conservation of Right

Any party, referred to in this agreement, who fails to exercise its right pursuant to this agreement at any or during any period of time, shall not be interpreted as giving up such right, and shall not affect exercising its rights hereafter.

Clause 8. Notice

All the notice and other documentations under this agreement shall be in writing in Chinese, and sent, if necessary, by mail or by fax addressed hereunder or by personal service.

The Seller:

Recipient: CEC CORPORATION
Address:

Postcode: 100846
Fax:010-68213745
Contact person: Cheng Bin

The Buyer:

Recipient: Qiao Xing Universal Telephone,Inc
Address: Qiao Xing Industrial Zone, TangQuan, HuiZhou, Guangdong
Post code:516023
Fax:
Contact Person:

Clause 9. Responsibility for default of agreement

i.		Any party who can’t perform any of the following shall constitutes breach of agreement:

	a.	any obligation under this agreement

	b.	any other commitment or warrant made under this agreement

ii.		The Seller’s responsibility for default of the agreement. Provided the agreement failed to be partly or fully performed due to the Seller’s faults such as default, breach, and cancellation, and the Buyer’s losses are caused thereby, the Buyer has the right to make claim on the Seller for penalty (10% of the consideration) and compensation on full indemnity basis

iii.		The Buyer’s responsibility for default of the agreement

     Provided the agreement failed to be partly or fully performed due to the Buyer’s faults such as default, breach, or cancellation, and the Seller’s losses are caused thereby, the Seller has the right to make claim on the Buyer for penalty (10% of the consideration) and compensation on full indemnity basis.

Clause 10. Resolution of Dispute

Any disputes arising from this agreement shall be resolved by consultation first. After failure to solve it by consultation, any party can resort to litigation with the court in a certain municipality where the agreement is signed or the court that has the jurisdiction.

Clause 11. Miscellaneous

This agreement exists in quintuplicate. While each of the parties keeps a copy, the other copies are to be used for the purpose of changing business license.

This agreement takes effect once it is signed and sealed by the legal representatives of both parties.

SUPPLEMENTARY AGREEMENT ON CEC TELECOM
SHAREHOLDING TRANSFER(translation from Chinese)

Transferor: China Electronics Corporation (Party A)

Wuhan Zhongyuan Electronics Group Co., Ltd (Party B)
Shenzhen SED Electronics Corporation (Party C)
China Computer Software and Technology Service Corporation (Party D)
China National Integrated Circuit Design Center.(party E)

Original Transferee: Qiao Xing Universal Telephone, Inc (Party F)

Transferee: Qiao Xing Mobile Communication Co., Ltd (Party G)

Whereas:
1.	On January 22nd Party A and Party F executed a letter of intent(Letter of Intent) regarding the acquisition and transfer of CECT shareholdings. An agreement(The Agreement) was reached between Party A and F subsequently.
2.	Before the transfer, Party A held 40% of CECT shareholdings. Party B, Party C, Party D and Party E held 10%,5%,5%,5% of the same respectively.
3.	Party B, Party C, Party D and Party E agree to transfer to Party G all the CECT shareholdings owned by them
4.	Party A, Party F and Party G all consent that all the obligations and rights belonging to Qiao Xing Universal Telephone, Inc, which originally agreed in the Letter of Intent and the Agreement, was carried on by Party G since.
5.	Party F is Party G’s 100% parent company.

Through negotiations among Party A, Party B, Party C, Party D, Party E, Party F, Party G, the following terms and conditions were agreed;
1.	Party A, Party B, Party C, Party D, Party E, Party F, Party G agree to revise the Agreement term from ‘CEC transfer its 40% shareholding of CECT to QiaoXing Universal Telephone ,Inc’ to ‘CEC transfer its 15% outstanding shareholding of CECT to Party G; and Party B, Party C, Party D, party E transfer their 10%, 5%,5%, 5% shareholding of CECT to Party G separately ; Party B, Party C, Party D, party E authorize CEC to deal with the package deal of shareholding transfer and commercial amendment. And other terms of the Agreement signed between Party A and Party F keep changeless. Party F agrees to transfer its right and obligation Party G accordingly.

1.	Party A, Party B, Party C, Party D , Party E, Party F, Party G all agreed: Since January 1 of 2002,all the expenditure and expense incurred ,all the revenue and profit produced ,and all the assets in CECT shall be shared by the shareholders according to their equity proportion in CECT.
2.	Party A, Party B, Party C, Party D, Party E, agree to assist CECT in legally obtaining and owning GSM license
3.	Part A agree to supervise China Electronics Finanacial Co.,Ltd refund to CECT the bankroll (including principal and interest) deposited with them within 6 months from the completion of changing business license
4.	Party A, Party B, Party C, and Party D, Party E committed to actively assist CECT in completing the change of business license within 60 days from the execution of this Supplementary Agreement.
5.	This Supplementary Agreement is integral part of the Letter of Intent and the Agreement. If any discrepancy keep this Supplementary Agreement.
6.	This Supplementary Agreement shall take effect from the day when all the parties involved sign it.

CEC Telecom co., Ltd.

BY:

NAME:

TITLE:

DATE:

For and on behalf of

Wuhan Zhongyuan Electronics Group Co., Ltd.

BY:

NAME:

TITLE:

DATE:

For and on behalf of

Shenzhen SED Electronic Industry Corporation

BY:

NAME:

TITLE:

DATE:

For and on behalf of

China National Computer Software And Technology Service Corporation

BY:

NAME:

TITLE:

DATE:

For and on behalf of

China Integrated Circuit Design Centre

BY:

NAME:

TITLE:

DATE:

For and on behalf of

QIAOXING Universal Telephone, Inc.

BY:

NAME:

TITLE:

DATE:

For and on behalf of

QIAOXING Mobile Telecommunication

BY:

NAME:

TITLE:

DATE: